EXHIBIT 99.1

CAPITAL BANK FINANCIAL CORP.

2013 OMNIBUS COMPENSATION PLAN

(Effective May 22, 2013)

1. Purpose; Effective Date. The purpose of the Capital Bank Financial Corp. 2013 Omnibus Compensation Plan (the “Plan”) is, among other things, to promote the interests of the shareholders by providing stock- based incentives to selected employees (each, a “Participant”) to align their interests with shareholders and to motivate them to put forth maximum efforts toward the continued growth, profitability and success of Capital Bank Financial Corp. (the “Company”). In furtherance of this objective, stock options, stock appreciation rights, performance shares, restricted shares, performance units, restricted stock units, phantom shares, common stock of the Company (“Common Stock”), and/or other incentive awards (including awards denominated or settled in cash) (collectively, “Awards”) may be granted in accordance with the provisions of this Plan.

This Plan became effective as of May 22, 2013 (the “Effective Date”), following shareholder approval at the Company’s 2013 annual meeting of its shareholders. Any Awards that were granted under this Plan prior to its approval by shareholders were specifically contingent on approval of this Plan by the shareholders of the Company at such annual meeting.

2. Administration. This Plan is to be administered by the Compensation Committee or any successor committee (the “Committee”) of the Board of Directors of the Company (the “Board”). The Committee shall have full power and authority to construe, interpret and administer this Plan. All decisions, actions or interpretations of the Committee shall be final, conclusive and binding on all parties.

The provisions of this Plan are intended to ensure that no transaction under the Plan is subject to (and all such transactions will be exempt from) the short-swing recovery rules of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b) of the Exchange Act.

The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company the authority to make Awards under this Plan with respect to not more than ten percent of the shares authorized under this Plan, pursuant to such conditions and limitations as the Committee may establish, except that only the Committee may make Awards to participants who are subject to Section 16 of the Exchange Act.

3. Shares Available For This Plan. Subject to Section 19 hereof, the maximum number of shares of Common Stock (“Shares”) that shall be available for delivery pursuant to the provisions of this Plan shall be 2,639,000 Shares. Such Shares may be either authorized but unissued shares or treasury shares.

For purposes of calculating the number of Shares available for delivery under this Plan:

●	there shall be counted against the limitations the number of shares subject to issuance upon exercise or settlement of Awards as of the dates on which such Awards are granted;

●	(i) the grant of a Performance Share Award (as defined in Section 9) or other unit or phantom share award shall be deemed to be equal to the maximum number of Shares that may be issued under the award and (ii) where the value of an award is variable on the date it is granted, the value shall be deemed to be the maximum limitation of the award;
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●	if the exercise price of any stock option granted under this Plan, or the tax withholding obligation associated with the exercise of such stock option, is satisfied by tendering Shares to the Company (by either actual delivery or by attestation), any tendered or withheld shares shall not be available for Awards granted under this Plan;

●	if the tax withholding obligation associated with the vesting of an Award of restricted stock is satisfied by tendering Shares to the Company (or by the withholding of Shares by the Company) , any tendered or withheld shares shall not be available for Awards granted under this Plan;

●	the gross number of Shares with respect to which a stock-settled stock appreciation (a “SAR”) right is exercised will be counted against such limit, rather than the net number of shares delivered upon the exercise of a stock-settled SAR;

●	Awards payable solely in cash will not reduce the number of Shares available for Awards granted under this Plan; and

●	any shares awarded under this Plan that are not issued or that are subject to an award under this Plan that has lapsed or is forfeited, terminated, settled in cash or canceled without having been exercised shall again be available for other Awards under this Plan.

4. Limitation On Awards. Subject to Section 19 hereof, (a) no single Participant may receive Awards (other than stock options or SARs) under this Plan with respect to more than 300,000 shares in any calendar year, (b) the maximum number of Shares that may be issued pursuant to options designated as Incentive Stock Options (as defined in Section 7) shall be 500,000 shares, (c) the maximum number of Shares that may be issued pursuant to Performance Share Awards (as defined in Section 9), Performance Unit Awards (as defined in Section 9), Restricted Stock Awards (as defined in Section 11), Restricted Stock Unit Awards (as defined in Section 11) and Other Awards (as defined in Section 13) shall be 791,700 shares, (d) no single Participant may be granted stock options or SARs with respect to more than 500,000 shares in any calendar year and (e) in any calendar year, no Participant may receive Awards under the Plan paid in cash having an aggregate dollar value in excess of $5,000,000.

5. Term. No Awards may be granted under this Plan after May 22, 2023, at which time the Plan shall expire but without affecting any Awards then outstanding.

6. Eligibility. Awards under this Plan may be made to any person selected by the Committee.

7. Stock Options. The Committee may, in its discretion, from time to time grant to eligible Participants options to purchase Common Stock, at a price not less than 100% of the fair market value of the Common Stock on the date of grant (the “option price”), subject to the conditions set forth in this Plan. The Committee may not reduce the option price of any stock option grant after it is made, except in connection with a Corporate Reorganization (as defined in Section 19), nor may the Committee agree to exchange a new lower priced option for an outstanding higher priced option.

The Committee, at the time of granting to any Participant an option to purchase shares or any related SAR under this Plan, shall fix the terms and conditions upon which such option or appreciation right may be exercised, and may designate options as non-statutory stock options or incentive stock options (“Incentive Stock Options”) pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or any other statutory stock option that may be permitted under the Code from time to time; provided, however that (i) the date on which such options and related appreciation rights

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shall expire, if not exercised, may not be later than ten years after the date of grant of the option, (ii) the terms and conditions of Incentive Stock Options must be in accordance with the qualification requirements of the Code and (iii) the provisions of any other statutory stock option permitted under the Code must be consistent with applicable Code requirements. Incentive Stock Options shall be granted only to full time employees of the Corporation and its subsidiaries within the meaning of Section 424 of the Code. The aggregate fair market value (determined as of the date the option is granted) of shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year (under this Plan or any other plan of the Corporation or any Subsidiary which provides for the granting of incentive stock options) may not exceed $100,000 or such other number as may be applicable under the Code from time to time.

Within the foregoing limitations, the Committee shall have the authority in its discretion to specify all other terms and conditions relating to stock options in a written stock option agreement, including but not limited to provisions for the exercise of options in installments, any requirements imposed on a Participant to retain the Common Stock acquired upon exercise of the option, the time limits during which options may be exercised and, in lieu of payment in cash, the exercise in whole or in part of options by tendering Common Stock owned by the Participant, valued at the fair market value on the date of exercise, or other acceptable forms of consideration equal in value to the option price. The Committee may, in its discretion, issue rules or conditions with respect to utilization of Common Stock for all or part of the option price, including limitations on the pyramiding of shares.

No option shall have any feature that would allow for the deferral of compensation (within the meaning of Section 409A of the Code) other than the deferral or recognition of income until the later of exercise or disposition of the option or the time the shares acquired upon the exercise of the option first become substantially vested (as defined in Treasury Regulation §1.83-3(b)).

8. Stock Appreciation Rights. The Committee may grant awards in the form of SARs. SARs shall entitle the recipient to receive a payment (in the form of stock or cash as set forth in the Award) equal to the appreciation in market value of a stated number of Shares from the price stated in the Award (which price must be no less than the fair market value of the Common Stock on the date of the grant of such SAR) to the market value of the Common Stock on the date of exercise or surrender. An SAR may be granted in tandem with all or a portion of a related stock option under the Plan (“Tandem SARs”), or may be granted separately (“Freestanding SARs”). A Tandem SAR may only be granted at the time of the grant of the related stock option.

A Tandem SAR shall be subject to the same terms and conditions as the related stock option and shall be exercisable at such times and to such extent as the Committee shall determine, but only so long as the related option is exercisable. The number of Tandem SARs shall be reduced not only by the number of Tandem SARs exercised but also by the number of shares purchased upon the exercise of the related option. A related stock option shall cease to be exercisable to the extent the Tandem SAR is exercised.

Freestanding SARs shall be exercisable in whole or in such installments and at such times as may be determined by the Committee. The base price of a Freestanding SAR shall also be determined by the Committee; provided, however, that such price shall not be less than the fair market value of the Common Stock, as determined by the Committee, on the date of the grant of the Freestanding SAR.

Upon surrender to the Company of the unexercised related stock option or any portion thereof (in the case of a Tandem SAR), or upon exercise of a Freestanding SAR, an SAR shall entitle the Participant to receive from the Company in exchange therefor a payment in stock or cash (as determined by the Committee and set forth in the Award). In the case of a payment in stock, the number of shares to be received by the Participant shall be determined by dividing (1) the product of (A) the total number of SARs being exercised times (B) the amount by which the fair market value of a share of Common Stock on the exercise date exceeds the option price of the related option (or the base price of a Freestanding

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SAR), by (2) the fair market value of a share of Common Stock on the exercise date. No fractional shares shall be issued. In the case of a payment in cash, the Participant shall receive a payment equal to the product of (A) the total number of SARs being exercised times (B) the amount by which the fair market value of a share of Common Stock on the exercise date exceeds the option price of the related option (or the base price of a Freestanding SAR).

The Committee may, consistent with the Plan, by way of the Award or otherwise, determine such other terms, conditions, restrictions and/or limitations, if any, on any SAR Award, including but not limited to determining the manner in which payment of the appreciation in value shall be made.

No SAR shall have any feature that would allow for the deferral of compensation (within the meaning of Section 409A of the Code) other than the deferral or recognition of income until the exercise or disposition of the SAR or the time any shares acquired upon the exercise of the SAR first become substantially vested (as defined in Treasury Regulation §1.83-3(b)).

9. The Capital Bank Financial Corp. Long-Term Incentive Plan (“LTIP”). In the event that the Committee adopts an LTIP, the Committee may make Performance Share Awards (denominated in Shares) or Performance Unit Awards (denominated in units that are equivalent to a specified amount of cash or number of Shares) under such LTIP. To the extent a Performance Share Award or a Performance Unit Award is intended to be a Qualified Performance-Based Award (as defined in Section 14) it shall be subject to the terms and conditions set forth in Section 14.

At the time Performance Share Awards and Performance Unit Awards are made, the Committee shall determine, in its sole discretion, one or more performance periods and specific Performance Objectives (as defined below) to be achieved during the applicable performance periods, as well as such other restrictions and conditions as the Committee deems appropriate. In the case of Performance Unit Awards, the Committee shall also determine a target unit value or a range of unit values for each award.

At the end of the performance period, the Committee shall determine the extent to which Performance Objectives have been attained or a degree of achievement between minimum and maximum levels in order to establish the level of payment to be made, if any, and shall determine if payment is to be made in the form of cash or Shares (valued at their fair market value at the time of payment) or a combination of cash and Shares. Payments of Performance Share Awards and Performance Unit Awards shall generally be made as soon as practicable following the end of the performance period, but in any event such payments will be made no later than the end of the calendar year following the calendar year in which the performance period ends.

10. Performance Objectives. Performance objectives that may be used under the Plan (“Performance Objectives”) shall be based upon one or more or the following criteria (or upon changes in such criteria or in the growth rates of such criteria): earnings and earnings per share (before or after taxes and whether or not excluding specific items, including but not limited to stock or other compensation expense); net income and net income per share (before or after taxes and whether or not excluding specific items, including but not limited to stock or other compensation expense); core net income; pre-tax, pre-provision earnings and pre-tax, pre-provision earnings per share; core pre-tax, pre-provision earnings and core pre-tax, pre-provision earnings per share; pre-tax, pre-provision earnings or core pre-tax, pre-provision earnings to risk-weighted assets; revenues; profits (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures, in total or with respect to specific categories or business units); operating or cash earnings and operating or cash earnings per share; cash (cash flow, cash generation or other cash measures); return measures (including, but not limited to, total stockholder return, return on average assets, return on average stockholders’ equity, return on investment and cash return on tangible equity); net interest income; net interest income on a tax equivalent basis; net interest margin; net interest margin on a tax equivalent basis; net non-interest expense to average assets; interest-sensitivity gap levels; expense targets, efficiency ratio or other expense

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measures; assets under management; levels of assets, loans (in total or with respect to specific categories of loans) and/or deposits (in total or with respect to specific categories of deposit accounts, and with respect to number of account relationships or account balance amounts); market share; growth in target market relationships; investments; value of assets; asset quality levels; charge- offs; loan-loss reserves; non-performing assets; business expansion or consolidation (acquisitions and divestitures); strategic plan development and implementation; internal rate of return; Share price; regulatory compliance; satisfactory internal or external audits; book value and book value per share; tangible stockholders’ equity and tangible book value per share; tangible common equity and tangible common equity per share; tangible common equity to tangible assets; tangible common equity to risk-weighted assets; improvement of financial ratings; and achievement of balance sheet or income statement objectives, or other financial accounting or quantitative objectives established by the Committee.

The Performance Objectives may relate to the Company, on an absolute basis and/or relative to one or more peer group companies or indices, or to a particular Participant, Subsidiary, division or operating unit, or any combination of the foregoing, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the Committee may adjust, modify or amend the above criteria, either in establishing any Performance Objective or in determining the extent to which any Performance Objective has been achieved. Without limiting the generality of the foregoing, the Committee shall have the authority, at the time it establishes the Performance Objectives, to make equitable adjustments in the criteria in recognition of unusual or non-recurring events, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a business or related to a change in accounting principles, or as the Committee determines to be appropriate to reflect a true measurement of the performance of the Company or any Subsidiary, division or operating unit, as applicable, and to otherwise satisfy the objectives of the Plan.

11. Restricted Stock and Restricted Stock Units. The Committee may make Awards in Common Stock (“Restricted Stock”) and Awards of restricted stock units (“Restricted Stock Units”) subject to conditions, if any, established by the Committee which may include continued service with the Company or its subsidiaries. Any Restricted Stock Award and Restricted Stock Unit Award which is conditioned upon continued employment shall be conditioned upon continued employment for a minimum period of three years following the award, except in the case of death, disability or retirement and except as otherwise provided pursuant to Section 28.

12. Cash-Based Awards. Awards denominated in a dollar amount (a “Cash-Based Award”) may be granted under this Plan. Cash-Based Awards that are Qualified Performance-Based Awards (as defined below) shall be subject to the provisions of Section 14. In addition, no Participant may be granted Cash-Based Awards that are Qualified Performance-Based Awards that have an aggregate maximum payment value in any calendar year in excess of $5,000,000. Cash-Based Awards may be paid in cash, Shares or other Awards (valued as of the date such Shares or other Full-Value Awards are granted based on the Fair Market Value on such date) as determined by the Committee.

13. Other Awards. The Committee may make Awards authorized under this Plan in units or phantom shares, the value of which is based, in whole or in part, on the value of Common Stock, in lieu of making such Awards in Common Stock (“Other Awards”). The Committee may provide for Other Awards to be paid in cash, in Common Stock, or in a combination of both cash and Common Stock, under such terms and conditions as in its discretion it deems appropriate.

14. Qualified Performance-Based Awards.

(a) The provisions of this Plan are intended to ensure that all options and SARs granted hereunder to any Participant who is or may be a “covered employee” (within the meaning

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of Section 162(m)(3) of the Code) in the tax year in which such Option or SAR is expected to be deductible to the Company qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code (the “Section 162(m) Exemption”), and all such Awards shall therefore be considered an award that qualifies for such exemption (“Qualified Performance-Based Awards”) and, as set forth in Section 36, this Plan shall be interpreted and operated consistent with that intention (including, without limitation, to require that all such Awards be granted by a committee composed solely of members who satisfy the requirements for being “outside directors” for purposes of the Section 162(m) Exemption (“Outside Directors”)). When granting any Award other than an Option or SAR, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that (i) the recipient is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) with respect to such Award, and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption, and the terms of any such Award (and of the grant thereof) shall be consistent with such designation (including, without limitation, that all such Awards be granted by a committee composed solely of Outside Directors).

(b) Each Qualified Performance-Based Award (other than an option or SAR) shall be earned, vested and/or payable (as applicable) upon the achievement of one or more Performance Objectives, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate. Notwithstanding the immediately preceding sentence, (i) the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of the Performance Objectives referred to in the immediately preceding sentence will be waived upon the death or disability (as defined in the applicable award agreement) of the grantee of such Award.

(c) The full Board shall not be permitted to exercise authority granted to the Committee to the extent that the grant or exercise of such authority would cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption.

15. Deferred Awards. The Committee may permit Participants to elect to defer receipt of Awards (other than options or SARs), either in cash or in Common Stock, under such terms and conditions that the Committee may prescribe, provided that any such deferral shall be made in compliance with a plan designed to comply with the requirements of Section 409A of the Code. The Committee may authorize the Company to establish various trusts or make other arrangements with respect to any deferred Awards.

16. Fair Market Value. For all purposes of this Plan the fair market value of a share of Common Stock shall be the closing price of the Common Stock on the relevant date (as of the close of trading) as reported on the NASDAQ, or, if no sale was made on such date, then on the next preceding day on which such a sale was made.

17. Termination of Employment. The Committee may make such provisions as it, in its sole discretion, may deem appropriate with respect to the effect, if any, the termination of employment with the Corporation will have on any grants or Awards under this Plan provided that, to the extent applicable, a termination of employment shall mean a “separation from service” as such term is defined for purposes of Section 409A of the Code.

18. Assignability. Any Awards granted under this Plan shall not be transferable by the Participant other than by will or the laws of descent and distribution or by such other means as the Committee may approve from time to time; provided, however, that under no circumstances shall a

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transfer for value of any Award hereunder be permitted. The designation of a beneficiary for an Award shall not constitute the transfer of an Award.

19. Corporate Reorganization. In the event of any change in corporate capitalization (including, but not limited to, a change in the number of Shares outstanding), such as a stock split or a corporate transaction, any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, (a “Corporate Reorganization”), the Committee or the Board shall be required to make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under this Plan and the maximum limitation on the number of Awards that may be granted to any participant, in the number, kind and option price of shares subject to outstanding stock options and SARs, in the number and kind of shares subject to other outstanding Awards granted under this Plan and/or such other equitable substitution or adjustments to equalize the value and prevent dilution or enlargement of the rights of participants in any form or manner of substitution or adjustment as it, in good faith, may determine, in its sole discretion, to be equitable under the circumstances; provided, however, that the number of shares subject to any award shall always be a whole number.

20. Committee’s Determination. The Committee’s determinations under this Plan including, without limitation, determinations of the employees to receive Awards or grants, the form, amount and timing of such Awards or grants, the terms and provisions of such Awards or grants and the agreements evidencing same, and the establishment of Performance Objectives need not be uniform and may be made by the Committee selectively among individuals who receive, or are eligible to receive, Awards or grants under this Plan whether or not such individuals are similarly situated. The Committee may, with the consent of the Participant, modify any determination it previously made.

21. Leave of Absence or Other Change in Employment Status. The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under this Plan in respect of any leave of absence taken by a Participant or any other change in employment status, such as a change from full time employment to a consulting relationship (or vice versa), of a Participant relative to any grant or award. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not any such leave of absence or other change in employment status shall constitute a termination of employment within the meaning of this Plan and (ii) the impact, if any, of any such leave of absence or other change in employment status on Awards under this Plan theretofore made to any Participant who takes such leave of absence or otherwise changes his or her employment status. In the case of an Award that is subject to Section 409A of the Code, such determinations shall be made in accordance with the requirements of Section 409A.

22. Reporting and Withholding Taxes. The Committee or its designee shall have the right to (i) determine and report the appropriate amount of income recognized with respect to any Award and (ii) determine the amount of any Federal, state, or local required withholding tax, and (iii) require that any such required withholding tax be satisfied by withholding Shares or other amounts which would otherwise be payable under this Plan.

23. Retention Of Shares. If Shares are awarded subject to attainment of Performance Objectives, continued service with the Company or other conditions, the shares may be registered in the Participants’ names when initially awarded, but possession of certificates for the shares shall be retained by the Secretary of the Company for the benefit of the Participants, or shares may be registered in book entry form only, in both cases subject to the terms of this Plan and the conditions of the particular Awards.

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24. Dividends And Voting. Except with respect to options and SARs, the Committee may permit each Participant to receive or accrue dividends, if any, and other distributions, if any, made with respect to such Awards under such terms and conditions as in its discretion it deems appropriate. Under such terms and conditions as in its discretion it deems appropriate, the Committee may permit the Participant to vote or execute proxies with respect to shares awarded to the Participant hereunder. Notwithstanding the preceding to the contrary, all dividends and other distributions shall be made in a manner so as to comply with the provisions of Section 409A of the Code and Treasury regulations and any other related Internal Revenue Service guidance promulgated thereunder and, as applicable, so as to preserve the applicable award’s status as being exempt from Section 409A of the Code.

25. Forfeiture Of Awards. Any Awards or parts thereof made under this Plan that are subject to Performance Objectives or other conditions which are not satisfied, shall be forfeited, and any Shares issued shall revert to the Treasury of the Company.

26. Continued Employment. Nothing in this Plan or in any agreement entered into pursuant to this Plan shall confer upon any Participant the right to continue in the employment of the Company or affect any right that the Company may have to terminate the employment of such Participant.

27. Change In Control. For purposes of this Plan, a “Change in Control” shall mean:

(a) the acquisition by any individual, entity or group (within the meaning given in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) of beneficial ownership of 51% or more (on a fully diluted basis) of either (i) the then outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise or settlement of any similar right to acquire such common stock (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Affiliate, (B) any acquisition directly from the Company, (C) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate or (D) any acquisition by any individual or a corporation, association, partnership, limited liability company, joint venture, organization, business, trust, or any other entity or organization, including a government or any subdivision or agency (each a “Person”) that complies with clauses (i), (ii) and (iii) of subsection (d) of this Section 27; or

(b) individuals who, on the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination), shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or

(c) approval by the shareholders of the Company of a complete dissolution or liquidation of the Company; or

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(d) the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of the assets of the Company or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), in each case, unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the entity resulting from such Business Combination (the “Surviving Company”) or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the Surviving Company (the “Parent Company”) is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company), is or becomes the Beneficial Owner, directly or indirectly, of 51% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company (or, if there is no Parent Company, the Surviving Company) and (iii) at least two-thirds of the members of the board of directors of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

(e) Notwithstanding anything set forth in this Plan to the contrary, for each Award made under this Plan that constitutes nonqualified deferred compensation under Section 409A of the Code, solely to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred for purposes of the payment or settlement of such Award only if a “change in the ownership or effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” in each case within the meaning of Treasury Regulation Section 1.409A-3(a)(5), shall have occurred under Section 409A of the Code.

28. Effect of Change In Control.

(a) Options and Stock Appreciation Rights.

(i) In the event of a proposed transaction that would constitute a Change in Control in which the Company would not continue as a publicly traded corporation, the Company shall give written notice thereof to any Participant holding an option or SAR granted hereunder at least 30 days prior to the closing of the transaction that would constitute a Change in Control. The Participant shall have the right within such 30-day period (but only within the period prior to the final date on which such option or SAR would have otherwise expired) to exercise the option or SAR to the extent such Participant was entitled to exercise the option or SAR on the date of the notice; provided, however, that if the Participant is employed by the Company on the date of the notice, then the Participant shall have the right to exercise the option or SAR in full to the extent not previously exercised (with such vesting and exercisability contingent upon the closing of the transaction constituting the Change in Control). To the extent that the option or SAR shall not have been exercised on or prior to the effective date of the transaction constituting the Change in Control (and except as may be provided in such Participant’s option or SAR with respect to the surrender of such option or SAR for

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cash), then such option or SAR shall terminate on such date, unless it is assumed by another corporation within the meaning of Section 424(a) of the Code.

(ii) In the event of a proposed transaction that would constitute a Change in Control in which the Company would continue as a publicly-traded corporation, (A) options and any SAR shall become immediately exercisable upon the earliest to occur of (I) the Change in Control and (II) the time that notice is provided by the Board of the proposed transaction and, (B) notwithstanding any other provisions of this Plan (except for paragraph (c) below) or the terms of any Award, such options and SARs shall remain exercisable for no less than the shorter of (I) two years or (II) the remainder of the full term of the option or SAR.

(b) Other Awards. In the event of a proposed transaction that would constitute a Change in Control, the treatment of awards granted under this Plan other than stock options and SARs shall be governed by the terms of such awards.

(c) Committee Discretion to Cancel Awards. Notwithstanding paragraphs (a) and (b) above, in the event of a proposed transaction that would constitute a Change in Control, the Committee may, in its sole discretion, determine that any or all outstanding Awards granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination the holder of such Award may receive (i) in the case of any option or SAR, for each share of Common Stock subject to such Award a cash payment equal to the difference, if any, between the consideration received by stockholders of the Company in respect of a share of Common Stock in connection with such transaction and the purchase price per share, if any, under the Award multiplied by the number of shares subject to such Award; provided that if such product is zero (0) or less or to the extent that the Award is not then exercisable (after taking into account the application of paragraphs (a) and (b) above), the Award will be canceled and terminated without payment therefor; (ii) in the case of any Award of restricted stock units or phantom shares, a cash payment equal to the consideration received by stockholders of the Company in respect of a share of Common Stock in connection with such transaction multiplied by the number of shares subject to such Award; and (iii) in the case of any other Award (other than an Award that by its terms specifies its treatment in the event of a Change in Control), an amount reflecting the current fair market value of such Award as determined by the Committee in good faith. In the event of a Change in Control transaction in which the stockholders of the Company do not receive any consideration, the Committee may utilize the fair market value of a share of Common Stock immediately prior to the Change in Control transaction (determined in the manner set forth in Section 16) for purposes of determining the cash payment to be received by a Participant.

29. Compliance With Laws And Regulations. Notwithstanding any other provisions of this Plan, the issuance or delivery of any shares may be postponed for such period as may be required to comply with any applicable requirements of any national securities exchange or any requirements under any other law or regulation applicable to the issuance or delivery of such shares, and the Company shall not be obligated to issue or deliver any such shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or any regulation of any governmental authority, whether foreign or domestic, or any national securities exchange.

30. Amendment. The Board of Directors of the Company may alter or amend this Plan, in whole or in part, from time to time, or terminate this Plan at any time; provided, however, that no such action shall adversely affect any rights or obligations with respect to Awards previously made under this Plan unless the action is taken in order to comply with applicable law, stock exchange rules or accounting rules; and, provided, further, that no amendment which has the effect of increasing the number of shares

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subject to this Plan (other than in connection with a Corporate Reorganization), materially increasing the benefits accruing to Participants under the Plan or materially modifying the requirements for participation in the Plan shall be made without the approval of the Company’s shareholders.

31. 409A Compliance. Notwithstanding any Plan provisions herein to the contrary and, to the extent applicable, the Plan shall be interpreted, construed and administered (including with respect to any amendment, modification or termination of the Plan) in such manner so as to comply with the provisions of Section 409A of the Code and Treasury regulations and any other related Internal Revenue Service guidance promulgated thereunder and, as applicable, so as to preserve an award’s status as being exempt from (or satisfying the requirements of) Section 409A of the Code.

32. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof, except as governed or preempted by Federal law.

33. No Right, Title, or Interest in Company Assets. No Participant shall have any rights as a shareholder solely as a result of any Award except to the extent such rights are granted to the Participant under Section 24 hereof. To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

34. Payments to Specified Employees. Notwithstanding anything to the contrary in this Plan or any agreement relating to an Award, upon the Separation from Service of a Specified Employee (as such terms are defined for purposes of Section 409A of the Code), no payments under this Plan of amounts constituting nonqualified deferred compensation subject to Section 409A shall be paid to such Specified Employee during the 6-month period following such Separation from Service, and such amounts shall instead be paid within the 30-day period commencing with the first day of the seventh month following the month of such Participant’s Separation from Service (provided that if such 30-day period begins in one calendar year and ends in the subsequent calendar year, the Participant shall have no right to designate the calendar year of payment.

35. No Acceleration. Except as permitted under Section 409A of the Code, no acceleration of the time or form of payment of any Award shall be permitted.

36. Section 162(m) Compliance. To the extent to which Section 162(m) of the Code is applicable, the Company intends that compensation paid under the Plan to Covered Employees (as such term is defined for purposes of Section 162(m)) will, to the extent practicable, constitute a Qualified Performance-Based Award within the meaning of Section 162(m) and the regulations thereunder, unless otherwise determined by the Committee. Accordingly, Awards granted to Covered Employees (as such term is defined in Section 162(m)(3) of the Code) that are intended to qualify for the Section 162(m) Exemption shall be deemed to include any such additional terms, conditions, limitations, and provisions as are necessary to comply with such exception unless the Committee, in its discretion, determines otherwise.

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